Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-116692
PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED OCTOBER 12, 2004)

                                 COMMSCOPE, INC.

            $250,000,000 Principal Amount of 1.00% Convertible Senior Subordinated Debentures due 2024 and 11,494,250 Shares of Common Stock
                   Issuable upon Conversion of the Debentures
                                -----------------
     This prospectus supplement no. 2 supplements and amends the prospectus dated October 12, 2004, as amended by prospectus supplement no. 1 dated November 5, 2004, relating to 1.00% Convertible Senior Subordinated Debentures due March 15, 2024 of CommScope, Inc., a Delaware corporation, held by certain securityholders who may offer for sale the debentures and the shares of our common stock into which the debentures are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The table below sets forth additional and updated information concerning beneficial ownership of the debentures and the common stock issuable upon conversion of the debentures and supplements and amends the table appearing under "Selling Securityholders" beginning on page 61 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus or in any prior prospectus supplement, the information set forth below regarding that selling securityholder supersedes the information in the prospectus and such prospectus supplement. We have prepared this table based on information given to us by the selling securityholder listed below prior to the date hereof.


                                                             PRINCIPAL AMOUNT OF
                                                            DEBENTURES AT MATURITY
                                                          --------------------------
                                                                                          NUMBER OF SHARES OF COMMON STOCK
                                                                                        -------------------------------------
                                                        BENEFICIALLY   PERCENTAGE
                                                         OWNED AND         OF                                     OWNED AFTER
                                                         OFFERED       DEBENTURES     BENEFICIALLY    OFFERED         THE
             SELLING SECURITYHOLDERS                     HEREBY       OUTSTANDING       OWNED(1)      HEREBY       OFFERING(2)
--------------------------------------------------      ----------    -----------     ------------    -------      -----------
BP Amoco PLC Master Trust                                  911,000        *              41,885        41,885           -
Consulting Group Capital Markets Fund c/o SSI              400,000        *              18,390        18,390           -
   Investment Mgt.
DBAG London                                              3,000,000       1.2%           137,931       137,931           -
Hotel Union & Hotel Industry of Hawaii Pension Plan        248,000        *              11,402        11,402           -
Institutional Benchmarks Master Fund Ltd. c/o SSI        1,366,000        *              62,804        62,804           -
   Investment Mgt.
Sphinx Convertible Arb Fund SPC c/o SSI Investment       1,095,000        *              50,344        50,344           -
   Mgt.
SSI Blended Market Neutral L.P.                            654,000        *              30,068        30,068           -
SSI Hedged Convertible Market Neutral L.P.                 899,000        *              41,333        41,333           -
UBS O'Connor LLC f/b/o O'Connor Global Convertible       1,050,000        *              68,964        48,275        20,689
   Bond Master Ltd.
UBS Securities LLC                                       1,220,000        *             155,098        56,091        99,007
Viacom Inc. Pension Plan Master Trust                       20,000        *                 919           919           -

------------

*         Less than 1%.



(1)       Assumes for each $1,000 in principal amount at maturity of debentures a maximum of
          45.9770 shares of common stock could be received upon conversion.
(2)       Assumes that all debentures, and common stock issuable upon conversion of the debentures, are sold in the offering.


     In addition, the table appearing under "Selling Securityholders" beginning on page 61 of the prospectus is hereby amended to delete the following:



MSS Convertible Arbitrage 1 c/o TQA Investors,               5,000        *                 229           229        -
   L.L.C.
Sphinx Fund c/o TQA Investors, L.L.C.                       54,000        *               2,482         2,482        -
TQA Master Fund Ltd.                                       388,000        *              17,839        17,839        -
TQA Master Plus Fund Ltd.                                  788,000        *              36,229        36,229        -
UBS O'Connor LLC f/b/o Nikko Global CB Fund              1,050,000        *              48,275        48,275        -
Xavex Convertible Arbitrage 7 Fund c/o TQA                 135,000        *               6,206         6,206        -
   Investors, L.L.C.
Zurich Institutional Benchmarks Master Fund Ltd.            80,000        *               3,678         3,678        -
   c/o TQA Investors, L.L.C.


     The prospectus, together with prospectus supplement no. 1 and this prospectus supplement no. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

                             -----------------

         INVESTING IN THE DEBENTURES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------

     THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 16, 2004